November 12, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
United States

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated November 12, 2026 of ZeroStack Corp. (the “Company”) to be filed with the Securities and Exchange Commission regarding the change of auditors.

We are in agreement with the statements contained in paragraphs 1, 2, 3 and 5 therein.

With respect to the statements contained in paragraph 4, we agree that a reportable event, as described in Item 304(a)(1)(v) of Regulation S-K, occurred in connection with our dismissal as auditors of the Company effective November 5, 2026. As of the date of our dismissal, our interim review procedures remained incomplete, including procedures requiring additional supporting documentation for certain transactions that occurred during the period.

We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours very truly,

/s/ DAVIDSON & COMPANY LLP

DAVIDSON & COMPANY LLP

Chartered Professional Accountants